EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of July 27, 2007, is entered into between Tegal Corporation (the “Company”) and Christine T. Hergenrother (“Employee”).

WHEREAS, Employee is the Chief Financial Officer of the Company;

WHEREAS, the Company desires to continue to employ and retain the services of Employee, and Employee wishes to continue employment by the Company, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, the Company and Employee agree as follows:

1.  Term of Employment. Subject to the termination provisions hereinafter set forth, the Company will employ the Employee, and the Employee accepts employment with the Company, for a period of one year (the “Initial Term”) commencing as of the date first set forth above. The Initial Term shall be automatically renewed for successive one year periods (“Successive Terms”) unless either party gives ninety (90) calendar days written notice of nonrenewal. The giving by the Company of a notice of nonrenewal shall be deemed to be a notice of termination without Cause given by the Company to Employee for purposes of Section 8(a) hereof; provided, however, that the giving by the Company of a notice of nonrenewal within twelve (12) months following a “change of control” shall be deemed to be a notice of termination without Cause given by the Company to Employee for the purposes of Section 8(c) hereof.

2.  Duties. The Employee will serve as Vice President and Chief Financial Officer, reporting to the Company’s Chief Executive Officer and the Company’s Board of Directors (the “Board of Directors”). The Employee will discharge such duties and responsibilities as are customary for such position or are prescribed from time to time by the Company. The Employee will devote her full time and attention to the affairs of the Company and will not enter the employ of or serve as a consultant to, or in any way perform any services for, with or without compensation, any other person, business or organization without the prior approval of the Board of Directors. In no event may any such service be inconsistent with, or prevent Employee from carrying out, her duties under this Agreement, as determined at the sole discretion of the Board of Directors.

3.  Maintaining Confidential Information/Property Rights. Employee agrees to sign and abide by all Company policies regarding confidential information and ethics including, but not limited to the Confidential & Proprietary Information and Intellectual Property/Property Rights policy, as attached hereto.

4.  Non-Competition; Non-Solicitation. During the Initial Term, any Successive Term, and for any Salary Continuation Period as provided in Section 8(a) Employee shall not, directly or indirectly:

(a)  own, manage, operate, advise, consult, join, control or participate in the ownership, management, operation or control of, be employed by, perform services for, or be connected in any manner with, any enterprise which is engaged in providing: i) any plasma etch system or any other system capable of etching “new materials”; ii) any PVD (physical vapor deposition) system competitive with the Company’s products; iii) any ALD (atomic level deposition) system or NLD (nano layer deposition) or MOCVD (metal organic deposition systems), or their equivalents, to any semiconductor, thin film head, MEMS or other device manufacturers anywhere in the world; provided, however, that such restriction shall not apply to Employee’s ownership of any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly traded securities; or

(b)  recruit, encourage or solicit any person who is an employee or contractor of the Company or any entity affiliated with the Company (the “Affiliated Entity”) to leave the Company’s or Affiliated Entity’s employ or service for any reason, or interfere in any material manner with employment or service relationships at the time existing between the Company or Affiliated Entity and the subject employee or contractor (except as may be required in any bona fide termination decision during the Term or any Successive Term regarding any Company or Affiliated Entity employee) in order to induce such employee or contractor of the Company to accept other employment or a consulting agreement with any other person or entity.

Employee acknowledges that the services that she shall provide to the Company under this Agreement are unique and that irreparable harm shall be suffered by the Company in the event of the breach by Employee of any of her obligations under this Section 4, and that the Company shall be entitled, in addition to its other rights and remedies, whether legal or equitable, to enforce such obligations by an injunction or decree of specific performance. If any restriction set forth in this non-competition section is found by a court to be unreasonable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable by such court.

5.  Salary and Incentives.

(a) Salary. During the Term, the Company will pay the Employee an annual salary of one hundred and seventy-five thousand dollars ($175,000) (the “Base Salary”); provided that Employee’s Base Salary may be reduced to the extent that the Employee elects to defer any portion thereof under the terms of any deferred compensation or savings plan maintained by the Company. During the Initial Term and any Successive Term, Employee shall be entitled to merit increases of her Base Salary, from time to time, in accordance with Company policy. Employee’s Base Salary may also be reduced during the Initial Term or any Successive Term, consistent with reductions made to the salaries of other employees or groups of employees of the Company.

(b)  Incentive Payment. Employee will be eligible to receive incentive bonus payments from time to time in accordance with any incentive bonus program then in effect. Employee will be entitled to receive an annual cash incentive bonus under such program at a target level of 30% of Base Salary upon the achievement of targets and other objectives for each fiscal year as approved annually on behalf of the Company by the Board of Directors. Such a plan will be administered on the Company’s fiscal year basis (currently fiscal year ending March 31). For the fiscal year ending March 31, 2008, the Board of Directors and Employee shall mutually agree upon the targets and other objectives to be achieved for Employee’s entitlement to an incentive payment for such fiscal year as soon as reasonably practicable after execution of this Agreement. For subsequent fiscal years (beginning with the fiscal year ending March 31, 2009), the Board of Directors and Employee shall mutually agree upon the targets and other objectives to be achieved for Employee’s entitlement to an incentive payment for such fiscal year no later than the end of the first quarter of each fiscal year, provided that the completion and approval by the Board of Directors of the Company’s audited financial statements for the prior fiscal year has occurred. In the event that an incentive payment is earned by Employee under such a plan for any fiscal year, such payment shall be made to Employee in a lump sum all-cash amount as earned on or before the later of (1) the end of the first fiscal quarter of the subsequent fiscal year, or (2) the completion and approval by the Board of Directors of the Company’s audited financial statements for the prior fiscal year has occurred, provided that Employee has remained continuously employed in the Company’s service through the end of the fiscal year for which the payment is being made.

(c) Expenses. The Company will reimburse the Employee for all reasonable travel, entertainment and miscellaneous expenses actually and necessarily incurred in connection with the performance of her duties under this Agreement, provided that the Employee’s expenses are in accordance with the Company’s current practices and that Employee properly accounts for such expenses.

6.  Benefits. The Employee will be entitled during the Term or any Successive Term of this Agreement to participate in any vacation, pension, insurance or other benefit plan that is maintained by the Company for its employees to the extent and in the manner prescribed by the applicable plan documents.

7.  Long-term Incentives. Employee will be eligible to receive annual long-term incentive awards in accordance with the terms and conditions of any applicable long-term incentive compensation plans and programs as in effect from time to time as approved by the Company’s Compensation Committee and the Board of Directors. The Company will provide for annual target level award(s) pursuant to such program with a fair market value on the date of grant equal to 30% of Base Salary.

8.  Termination.

(a) Termination by the Company Without Cause. The Company may terminate the Employee’s employment under this Agreement without Cause at any time by giving no less than ninety (90) calendar days’ written notice to the Employee. However, in the event that the Company desires to terminate Employee’s employment without Cause, the Company agrees that it will pay to Employee the following:

1.  Employee’s then-prevailing Base Salary for a period of twelve months from the date of termination (the “Salary Continuation Period”); and

2.  an amount equal to one times the average annual incentive bonus paid to Employee by the Company for the three most recently completed fiscal years in which a cash bonus program covering the Employee was in effect, payable in equal installments over the Salary Continuation Period. For the avoidance of doubt, in the event there are less than three years in which a cash bonus program covering the Employee was in effect or a cash bonus was otherwise paid, the average annual incentive bonus shall be determined solely with respect to such lesser number of years.

(b) Termination by Employee for Good Reason. Employee may voluntarily elect to resign her employment with the Company prior to the end of the Initial Term or any Successive Term for Good Reason (as hereinafter defined) upon giving the Company ninety (90) calendar days’ advance notice in writing of such termination. If Employee terminates her employment for Good Reason, it shall be equivalent to a “Termination Without Cause”, and the Employee shall be entitled to receive the payments or benefits subject to the terms and conditions of Section 8(a). "Good Reason" shall mean any of the following that are undertaken without the Employee’s express written consent: (i) the assignment to the Employee of principal duties or responsibilities, or the substantial reduction of Employee’s duties and responsibilities, either of which is inconsistent with Employee’s position as Chief Financial Officer of the Company; (ii) a material reduction by the Company in Employee’s annual base salary, except to the extent the salaries of other executive employees of the Company are similarly reduced; (iii) Employee’s principal place of business is, without her consent, relocated by a distance of more than fifty (50) miles from its current facilities located in Petaluma, California; and (iv) any material breach by the Company of any provision of this Agreement that is not cured within forty-five (45) calendar days’ written notice to the Company.

(c) Termination in Connection With a Change in Control. In the event that Employee’s employment is terminated without Cause by the Company or Employee terminates her employment for Good Reason within twelve (12) months following a “change of control”, in lieu of any amounts payable under Sections 8(a) or (b), the Company agrees that it will pay Employee a lump sum amount equal to the sum of:

1. one (1) times the sum of Employee’s then-prevailing Base Salary, plus

2, one (1) times the average annual incentive bonus paid to Employee by the Company for the three most recently completed fiscal years in which a cash bonus program covering the Employee was in effect. For the avoidance of doubt, in the event there are less than three years in which a cash bonus program covering the Employee was in effect or a cash bonus was otherwise paid, the average annual incentive bonus shall be determined solely with respect to such lesser number of years.

In addition, and notwithstanding any provision to the contrary in any long-term incentive award agreement or long-term incentive compensation plan, the Company shall cause all outstanding long-term incentive awards then held by the Employee, to the extent that such awards are earned or “in the money,” as applicable, (including, without limitation, stock options, stock appreciation rights, phantom shares, restricted stock or similar awards) to become fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the date of termination. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Employee. A “change of control” shall be defined as and include each of the following: (i) the sale of substantially all of the assets of the Company, (ii) an event of a merger of the Company with or into another corporation in which the holders of at least 50% of the Company's outstanding voting power hold less than 50% of the outstanding voting power immediately after such merger, or (iii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof. Any unvested long-term incentive awards at the date of termination shall revert to the Company. If Employee breaches Section 4 during the Salary Continuation Period, the Company’s obligation to pay Employee’s salary and benefits shall cease immediately.

(d) Termination by the Company for Cause. The Company may immediately terminate Employee’s employment at any time for Cause by giving written notice to Employee. Upon any such termination for Cause, Employee shall have no right to compensation or benefits for any period subsequent to the date of termination. For the purposes of this Agreement, “Cause” shall mean: Employee willfully engages in an act or omission which is in bad faith and to the detriment of the Company, engages in misconduct, gross negligence, or willful malfeasance, in each case that causes material harm to the Company, breaches this Agreement, habitually neglects or materially fails to perform her duties (other than any such failure resulting solely from Employee’s physical or mental disability or incapacity) after a written demand for substantial performance is delivered to Employee which identifies the manner in which the Company believes that the Employee has not performed Employee’s duties, is convicted of a felony or any crime involving moral turpitude, uses drugs or alcohol in a way that either interferes with the performance of her duties or compromises the integrity or reputation of the Company, or engages in any act of dishonesty involving the Company, disclosure of Company confidential information not required by the duties of Employee, commercial bribery, or perpetration of fraud; provided, however, that Employee shall have at least forty-five (45) calendar days to cure, if curable, any of the events which could lead to Employee’s termination for Cause.

(e) Termination by Death or Disability. In the event that Employee dies or becomes completely disabled from performing her duties during the Initial Term or any Successive Term of this Agreement, the Company shall be relieved of all obligations under this Agreement, except for payment of salary and bonuses to Employee or Employee’s heirs as if the Employee had been terminated without Cause in accordance with Section 8(a) herein.

(f) Termination by Employee. Employee may terminate her employment under this Agreement at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice, provided that such date is at least ninety (90) calendar days after the date of delivery of the notice. Upon any such termination, the Company shall be relieved of all of its obligations under this Agreement, except for payment of salary and the provision of benefits through the effective date of termination.

9.  Limitations on Payment.

(a) Section 409A. Notwithstanding anything contained in this Agreement to the contrary, however, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Employee is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, payments due to Employee under Section 8 of this Agreement in connection with a termination of employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In the event of Employee’s death during such six-month period, upon provision to the Company of a signed general release of all claims against the Company and its affiliates in a form acceptable to the Company, Employee’s estate will receive the severance benefits described in this Agreement.

(b) Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, to the extent that payments and benefits provided under this Agreement to Employee (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to Employee shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by such Employee shall exceed the net after-tax benefit received by her if no such reduction was made. For purposes of this Section 9(b), “net after-tax benefit” shall mean (i) the Payments which such Employee receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid such Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Employee and reasonably acceptable to the Company (which may be, but will not be required to be, the Company's independent auditors). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the affected Employee and the Company within fifteen (15) calendar days after Employee’s date of termination. If the Accounting Firm determines that such reduction is required by this Section 9(b), Employee, in Employee’s sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to her.

10.  Arbitration.

Employee and the Company agree to submit any and all disputes, controversies, or claims between them based upon, relating to, or arising from Employee’s employment by the Company or the terms of this Agreement (other than workers’ compensation claims) to final and binding arbitration before a single neutral arbitrator in Petaluma, California. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”). The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. Notwithstanding the Rules, the parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)), and prior to the arbitration hearing the parties may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure). The time for filing such motions shall be determined by the arbitrator. The arbitrator will rule on all pre-trial motions at least ten (10) business days prior to the scheduled hearing date. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). The prevailing party in any such arbitration shall be entitled to recover from the other, and the arbitrator is instructed to award to the prevailing party, an amount equal to the reasonable attorneys’ fees and costs (including expert witness fees) incurred in connection with the arbitration, except that the Company shall bear AAA’s administrative fees and the arbitrator’s fees and costs. If any party is required to compel arbitration of a dispute governed by this paragraph, the party prevailing in that proceeding shall be entitled to recover from the other party its reasonable costs and attorneys’ fees and expenses incurred to compel arbitration. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Employee’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Both Employee and the Company expressly waive their right to a jury trial. This paragraph shall survive the expiration or termination of this Agreement. If any part of this paragraph is found to be void as a matter of law or public policy, the remainder of the paragraph will continue to be in full force and effect.

11.  Miscellaneous.

(a)  Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns. Employee agrees that the Company may assign its rights and obligations under this Agreement or any successor-in-interest. Employee may assign her rights and obligations hereunder only with the express written consent of the Company, except that the rights under this Agreement shall inure to the benefit of the Employee’s heirs or assigns in the event of her death. Except as expressly provided in this paragraph, no party may assign its/her rights and obligations hereunder; and any attempt to do so will be void.

(b) Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision, and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from any of the parties to any other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

(c) Notice.  Notices given pursuant to the provisions of this Agreement shall be delivered personally or sent by certified mail, postage pre-paid, or by overnight courier, or by fax, to the Company’s then-current business address or, in the event the notice is to Employee, to the address that Employee has represented to the Company as current.

(d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

(e) Waiver; Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing, signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

(f) Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any previous agreement or understanding.

(g) Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed as a single document.

(h) Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Employee under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year first written above.

                                                                         TEGAL CORPORATION         EMPLOYEE

                  By: ________________________________________                                                ____________________________________________
                      Tom Mika                                                                                                                               Christine Hergenrother
                      President & Chief Financial Officer

By: